Exhibit 99.1
THE HOUSTON EXPLORATION COMPANY
Press Release
Houston Exploration Reports First Quarter 2006 Results;
Updates 2006 Guidance
Houston, Texas — May 4, 2006 — The Houston Exploration Company (NYSE: THX) today reported first quarter 2006 net income of $29.8 million, or $1.02 per diluted share. This compares with $33.4 million of net income, or $1.16 per diluted share, reported in the first quarter 2005. Cash from operations before changes in operating assets and liabilities (a non-GAAP measure that is defined and reconciled in the table below) totaled $124.3 million for the quarter compared with $125.1 million reported in the first quarter 2005.
First quarter 2006 daily production averaged 312 million cubic feet of natural gas equivalent per day (MMcfe/d), compared with 2005’s first quarter average rate of 331 MMcfe/d. The overall 6 percent decline was primarily due to offshore volumes that have yet to be returned to production after last fall’s hurricanes. However, the company’s onshore production increased by 8 percent in the first quarter to an average of 202 MMcfe/d.
The company’s average unhedged natural gas sales price for the first quarter 2006 was $7.63 per thousand cubic feet (Mcf), compared to $5.99 per Mcf in the first quarter 2005, an increase of 27 percent. The company’s average realized natural gas price for the first quarter 2006 was $5.84 per Mcf, up from $5.48 per Mcf reported during the first quarter 2005. Crude oil prices averaged $58.77 per barrel for the year’s first quarter compared with $42.17 per barrel reported during the comparable 2005 period, an increase of 39 percent.
Revenues for the first quarter totaled $177.6 million, compared to $165.7 million during the first three months of 2005. First quarter 2006 revenues included $41.9 million in net losses associated with the company’s hedging activities. These losses were comprised of the following:
•	$46.5 million of net realized losses associated with the settlement of hedge contracts; and

•	$4.6 million of net unrealized gains resulting primarily from that portion of the company’s hedge portfolio that was required to be marked-to-market during the quarter. These non-cash gains were partially offset by non-cash losses associated with hedge related production shortfalls that were deferred from the fourth quarter 2005 and other items.
Lease operating, severance tax and transportation expenses for the first quarter 2006 totaled $1.10 per thousand cubic feet of natural gas equivalent (Mcfe) versus the $0.71 per Mcfe reported in the first quarter 2005. Depreciation, depletion and amortization and asset retirement accretion expenses for the quarter totaled $3.03 per Mcfe compared to $2.41 per Mcfe in the first quarter 2005. First quarter 2006 net general and administrative expenses were $0.31 per Mcfe compared to $0.37 per Mcfe in the prior year period.
“We achieved solid performance from our onshore assets during the first quarter, and by leveraging our operating expertise we should be well positioned to capitalize on a number of opportunities with this portfolio in the future,” stated William G. Hargett, chairman, president and chief executive officer. “As we move forward with our restructuring, we intend to maintain a balanced approach to capital allocation that includes returning capital to shareholders, investing in the company’s continued growth, and preserving our financial flexibility. This approach has rewarded our shareholders both past and present, and we believe this strategy should create additional value long into the future.”
Strategic Update
•	The company continues to further its restructuring efforts to become a pure onshore operator, as highlighted by the recent announcements to sell substantially all of its Gulf of Mexico assets.

•	The company sold the Texas portion of its Gulf of Mexico assets, which included 58.5 billion cubic feet of natural gas equivalent (Bcfe) of estimated proved reserves, for $220 million, prior to adjustments. This transaction closed on March 31, 2006.

•	The company entered into an agreement to sell the Louisiana portion of its Gulf of Mexico assets, which includes 186.1 Bcfe of estimated proved reserves, for $590 million, prior to adjustments. This transaction is expected to close on May 31, 2006.

•	On April 25, 2006, the company completed a tactical acquisition of proved reserves in East Texas totaling 16.2 Bcfe for a gross purchase price of $22 million ($1.36 per Mcfe). Production from these assets is currently 2.4 MMcfe per day, net.

•	The company announced its estimated 2006 capital spending program of $521 million, which includes $443 million in the onshore region. The company’s estimated 2006 production is 91 Bcfe, which includes a 9 percent increase for onshore production to 75 Bcfe.
2006 Guidance
Houston Exploration has prepared the following table to assist with understanding the company’s estimated financial results and near-term performance based on current expectations. The offshore figures reflect the sale of the Texas portion of the Gulf of Mexico assets on March 31, 2006, and assume the sale of the Louisiana portion of the Gulf of Mexico assets on May 31, 2006. Note that these figures are estimates and do not include additional capital spending for potential acquisitions. Various factors that could materially impact the results are noted below in the forward-looking statements of this release.
Full-Year 2006 Guidance

	Offshore	Onshore	Total
Capital Spending (MM$)
E&D	$53	$421	$474
Acquisition(s)	—	22	22

Subtotal	$53	$443	$496
Capitalized Interest, G&A and other			25

Total			$521

Production
Total (Bcfe)	16	75	91
Percent hedged	n/a	n/a	81	%(a)

(a)	Assumes unwinding 80,000 MMBtu/d for the period June - Dec. 2006 following the Gulf of Mexico asset sale.

Average daily (MMcfe/d)	44	205	249

2006 Exit rate (MMcfe/d)	n/a	225	225
2006 Exit rate, percent hedged			13	%(b)

(b)	Based on existing 2007 hedge portfolio of 30,000 MMBtu/d.

Unit Costs ($/Mcfe)
Lease operating expense	1.04	0.58	0.66
Severance tax	n/a	0.27	0.23
Transportation	0.04	0.14	0.12
DD&A and ARO	n/a	n/a	2.96
General and administrative, net	n/a	n/a	0.35
Interest expense, net	n/a	n/a	0.30
Second Quarter 2006 Guidance

	Offshore	Onshore	Total
Capital Spending (MM$)
E&D	$6	$105	$111
Acquisition(s)	—	22	22

Subtotal	$6	$127	$133
Capitalized Interest, G&A and other			6

Total			$139

Production
Total (Bcfe)	7	18	25
Percent hedged	n/a	n/a	81	%(c)

(c)	Assumes unwinding 80,000 MMBtu/d for the month of June 2006 following the Gulf of Mexico asset sale.

Average daily (MMcfe/d)	75	202	277

Unit Costs ($/Mcfe)
Lease operating expense	1.00	0.56	0.67
Severance tax	n/a	0.27	0.20
Transportation	0.03	0.15	0.12
DD&A and ARO	n/a	n/a	2.98
General and administrative, net	n/a	n/a	0.31
Interest expense, net	n/a	n/a	0.26
The company will hold a conference call on Thursday, May 4, at 10:00 a.m. Central Time to further review the quarter’s financial and operational results. To access the call, dial (800) 230-1093 prior to the start and provide the confirmation code 825828. In addition, a listen-only webcast of the call can be accessed at www.houstonexploration.com.
A replay of the call and an archive of the webcast will both be available for one week beginning at approximately 12:00 p.m. Central Time on May 4. Dial (800) 475-6701 and provide the confirmation code 825828, or access the company’s Web site for either of these services.
About Houston Exploration:
The Houston Exploration Company is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Gulf of Mexico, the Arkoma Basin, East Texas, and the Rocky Mountains. For more information, visit the company’s Web site at http://www.houstonexploration.com.
Forward-looking statements:
This news release and oral statements regarding the subjects of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this press release are forward-looking statements and reflect the company’s current expectations and are based on current available information and numerous assumptions. Important factors that could cause actual results to materially differ from the company’s current expectations include, among others, the business outlook, commodity prices, the risks associated with the consummation and successful integration of acquisitions, the impact of hurricanes, the risk of future writedowns, the impact of hedging activities, the accuracy of estimates of reserves and production rates, production and spending requirements, the inability to meet substantial capital requirements, the ability to complete the announced divestiture of the company’s remaining offshore assets and effect qualified like-kind exchange transactions to maximize tax efficiencies, the impact of onshore asset concentration, the market and other factors for stock repurchases, the constraints imposed by the company’s outstanding indebtedness, the relatively short production life of the company’s reserves, reserve replacement risks, drilling risks and results, the competitive nature of the industry, and other risks and factors inherent in the exploration for and production of natural gas and crude oil discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2005. The company assumes no responsibility to update any of the information referenced in this news release.
# # #

Contact:	The Houston Exploration Company
Melissa R. Aurelio
713-830-6887
maurelio@houstonexp.com

The Houston Exploration Company

	Three Months Ended March 31,
	2006	2005
	(in thousands, except per share data)
Unaudited Income Statement Data:

Revenues
Natural gas revenues	$198,505	$163,969
Oil revenues	20,453	17,120
Gain (loss) on settled derivatives	(46,525)	(14,175)
Unrealized gain (loss) on settled derivatives	4,586	(1,424)
Other	585	230

Total revenues	177,604	165,720
Operating expenses
Lease operating	21,812	15,368
Severance tax	6,159	2,934
Transportation	2,771	2,766
Asset retirement accretion	1,327	1,325
Depreciation, depletion and amortization	83,761	70,603
General and administrative, net	8,606	11,123

Total operating expenses	124,436	104,119

Income from operations	53,168	61,601
Other (income) and expense	(1,407)	1,454
Interest expense	10,376	5,424
Capitalized interest	(1,655)	(1,990)

Interest expense, net	8,721	3,434
Income before taxes	45,854	56,713
Provision for income tax
Current	4,558	7,704
Deferred	11,524	15,571

Total provision for taxes	16,082	23,275
Net income	$29,772	$33,438

Earnings per share
Basic	$1.03	$1.17

Diluted	$1.02	$1.16

Weighted average shares	29,042	28,499
Weighted average shares — diluted	29,310	28,871

The Houston Exploration Company, continued

		Three Months Ended March 31,
		2006	2005
Operating Data:

Production
Natural gas (MMcf)
Onshore		17,816	16,680
Offshore		8,207	10,677

Total		26,023	27,357

Oil (MBbls)
Onshore		67	23
Offshore		281	383

Total		348	406

Total Equivalent (MMcfe)
Onshore		18,218	16,818
Offshore		9,893	12,975

Total		28,111	29,793

Average daily production (MMcfe/d)
Onshore		202	187
Offshore		110	144

Total		312	331

Average sales price
Natural gas — unhedged ($/Mcf)		$7.63	$5.99
Natural gas — realized ($/Mcf)	(1)	5.84	5.48
Oil — unhedged ($/Bbl)		58.77	42.17
Oil — realized ($/Bbl)	(1)	58.77	42.17

(1)	Realized prices include the effects of gains and losses on contracts settled during the period, and do not include unrealized gains and losses recognized pursuant to SFAS 133.

	Three Months Ended March 31,
	2006	2005
Operating Margin per Unit ($/Mcfe)
Total revenues	$6.32	$5.56
Lease operating	(0.78)	(0.52)
Severance tax	(0.22)	(0.10)
Transportation	(0.10)	(0.09)
Asset retirement accretion	(0.05)	(0.04)
Depreciation, depletion and amortization	(2.98)	(2.37)
General and administrative, net	(0.31)	(0.37)

Total operating margin	$1.88	$2.07

The Houston Exploration Company, continued

	March 31,	December 31,
	2006	2005
	(in thousands, except debt-to-capitalization)
Unaudited Balance Sheet Data:

Assets
Cash and equivalents	$19,538	$7,979
Accounts receivable	115,012	146,020
Inventories	3,407	2,726
Deferred tax asset	38,952	145,922
Prepayments and other	16,500	19,709

Total current assets	193,409	322,356

Natural gas and oil properties, full-cost method
Unevaluated properties	82,337	107,146
Properties subject to amortization	3,483,903	3,556,755
Other property and equipment	13,031	12,971

	3,579,271	3,676,872
Less: Accumulated depreciation, depletion and amortization	1,742,138	1,658,532

	1,837,133	2,018,340
Other non-current assets	19,624	20,928

Total assets	$2,050,166	$2,361,624

Liabilities
Accounts payable and accrued expenses	$132,234	$177,159
Derivative financial instruments	103,080	352,457
Asset retirement obligation	6,967	7,265

Total current liabilities	242,281	536,881

Long-term debt and notes	424,000	597,000
Deferred federal income taxes	339,190	341,302
Derivative financial instruments	46,370	65,201
Asset retirement obligation	85,009	112,406
Other non-current liabilities	13,943	15,696

Total liabilities	1,150,793	1,668,486

Stockholders’ Equity
Common stock	291	289
Additional paid-in capital	303,391	297,218
Retained earnings	693,139	663,367
Accumulated other comprehensive income	(97,448)	(267,736)

Total stockholders’ equity	899,373	693,138

Total liabilities and stockholders’ equity	$2,050,166	$2,361,624

	March 31,	December 31,
	2006	2005

Additional Unaudited Information:

Total debt-to-capitalization	32.0%	46.3%

The Houston Exploration Company, continued

	Three Months Ended March 31,
	2006	2005
	(in thousands)
Unaudited Cash Flow Data:

Operating Activities
Net income	$29,772	$33,438
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax expense	11,524	15,571
Depreciation, depletion and amortization	83,761	70,603
Unrealized (gain) loss on derivative instruments	(4,586)	1,424
Other non-cash adjustments	3,844	4,061
Changes in operating assets and liabilities	(2,194)	8,262

Net cash provided by operating activities	122,121	133,359

Investing Activities
Investment in property and equipment	(130,591)	(131,138)
Dispositions and other	189,371	150

Net cash provided by (used in) investing activities	58,780	(130,988)

Financing Activities
Net repayments of long-term borrowings	(173,000)	(15,000)
Proceeds and tax benefits from issuance of common stock from exercise of stock options	3,658	7,812

Net cash provided by (used in) financing activities	(169,342)	(7,188)

Increase (decrease) in cash	$11,559	$(4,817)
Cash at beginning of period	7,979	18,577

Cash at end of period	$19,538	$13,760

Unaudited Non-GAAP Financial Measures:
Cash from operations represents net cash provided by operating activities before changes in operating assets and liabilities. Cash from operations is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Cash from operations is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities and to service debt. Cash from operations is not a measure of financial performance under GAAP and should not be considered an alternative to net income. The table below reconciles cash from operations to net cash provided by operating activities as disclosed on the statement of cash flows.

	Three Months Ended March 31,
	2006	2005
	(in thousands)
Reconciliation of Non-GAAP Measures:

Cash from operations before changes in operating assets and liabilities	$124,315	$125,097
Plus: changes in operating assets and liabilities	(2,194)	8,262

Net cash provided by operating activities	$122,121	$133,359